                                                                   EXHIBIT 99(B)

 ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
 + Information contained herein is subject to completion or amendment. A + + registration statement relating to these securities has been filed + + with the Securities and Exchange Commission. These securities may not +
 + be sold nor may offers to buy be accepted prior to the time the        +
 + registration statement becomes effective. This prospectus shall not + + constitute an offer to sell or the solicitation of an offer to buy nor + + shall there be any sale of these securities in any state in which such + + offer, solicitation or sale would be unlawful prior to registration or +
 + qualification under the securities laws of any such state.             +
 ++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                SUBJECT TO COMPLETION, DATED _________ ___, 19__
PROSPECTUS SUPPLEMENT
(To Prospectus, dated _________ ___, 19__)

                                   $________
                      Virginia Electric and Power Company
                                    SKIS(SM)
                  ____% Subordinated Capital Income Securities
              (Series ___ Junior Subordinated Debentures Due 20__)



     The __% Subordinated Capital Income Securities (Series __ Junior Subordinated Debentures Due 20__) (the Debentures) are unsecured debt securities of Virginia Electric and Power Company (the Company), which will mature on _______ __, 20__. Interest on the Debentures is payable semi-annually on the last day of June and December in each year, commencing ________ __, 19__, except under circumstances described herein during which payment of interest on the Debentures may be deferred. The Debentures will not be redeemable prior to _____________ __, 20__; thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, on or after _________ __, 20__ at the redemption prices set forth herein together with accrued interest to the redemption date. The Debentures will be represented by a Global Security that will be deposited with, or on behalf of, The Depository Trust Company (DTC) and will be available for purchase in denominations of $1,000 and any integral multiple thereof. See "Book-Entry Issuance" in the Prospectus. Each $1,000 principal amount of Debentures is referred to herein as a "Debenture." See "Description of Debentures".

     The obligations of the Company under the Debentures are subordinate and junior in right of payment to Senior Indebtedness (as defined in the accompanying Prospectus) of the Company. As of _____________ ___, 19__, outstanding Senior Indebtedness of the Company aggregated approximately $__.__ billion. See "Description of Debentures - Subordination."

     The information in this Prospectus Supplement supplements and should be read in conjunction with the information contained in the accompanying Prospectus.

   SEE "RISK FACTORS" BEGINNING ON PAGE S- HEREOF FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE DEBENTURES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH INTEREST PAYMENTS ON THE DEBENTURES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------



                                  Price to       Underwriting      Proceeds to
                                 Public (1)       Discount (2)     Company (3)
                              ---------------- ----------------  ---------------
Per Debenture...............             %           %                   %
Total.......................  $                $                 $

(1) Plus accrued interest, if any, from date of initial issuance.
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Expenses of the offering to be paid by the Company are estimated to be $________.


  The Debentures offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Debentures will be made in book-entry form only through the facilities of
The Depository Trust Company on or about         , 19  , against payment
therefor in immediately available funds.

                                LEHMAN BROTHERS
____________ ___, 19__

(SM) Lehman Brothers Inc. has applied to register SKIS as a service mark.

                         PROSPECTUS SUPPLEMENT SUMMARY

  This summary is qualified by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus Supplement and the accompanying Prospectus.


The Company...........................  The Company was incorporated in
                                        Virginia in 1909 and has its
                                        principal office at One James River
                                        Plaza, Richmond, Virginia 23219-3932,
                                        telephone (804) 771-3000.  The
                                        Company is a wholly-owned subsidiary
                                        of Dominion Resources, Inc.

                                        The Company is a regulated public
                                        utility engaged in the generation,
                                        purchase, transmission, distribution
                                        and sale of electric energy within a
                                        30,000 square mile service area in
                                        Virginia and in northeastern North
                                        Carolina.  It transacts business
                                        under the name Virginia Power in
                                        Virginia and under the name North
                                        Carolina Power in North Carolina. Its
                                        Virginia service area comprises about
                                        65% of Virginia's total land area but
                                        accounts for over 80% of its
                                        population.

The Trustee...........................  The Chase Manhattan Bank (formerly known as Chemical Bank) will act as
                                        trustee (the Trustee) under the
                                        Indenture pursuant to which the
                                        Debentures will be issued.

Securities Offered....................  __% Subordinated Capital Income
                                        Securities (Series __ Junior
                                        Subordinated Debentures Due 20__),
                                        $___,___,___ aggregate principal
                                        amount.  The Debentures will mature
                                        on __________ ___, 20___. The
                                        Debentures will rank subordinate and
                                        junior in right of payment to all
                                        Senior Indebtedness of the Company.
                                        See "Risk Factors - Ranking of
                                        Subordinate Obligations" and
                                        "Description of Debentures -
                                        Subordination."  The Debentures will
                                        be available for purchase in
                                        denominations of $1,000.00 and
                                        integral multiples thereof.

Interest..............................  Holders of the Debentures will be entitled to receive interest at the
                                        rate of      % per annum, accruing
                                        from the date of original issuance
                                        and payable semi-annually in arrears
                                        on the last day of June and December
                                        of each year commencing on ________,
                                        19__ (each, an Interest Payment
                                        Date).  See "Description of
                                        Debentures."

Record Date...........................  With respect to each Interest Payment
                                        Date, the Business Day immediately
                                        preceding such Interest Payment Date.

Right to Defer Interest...............  The Company has the right to defer payment of interest on the Debentures
                                        by extending the interest payment
                                        period on the Debentures, from time
                                        to time, for up to 10 consecutive
                                        semi-annual periods. There could be
                                        multiple Extension Periods of varying
                                        lengths throughout the term of the
                                        Debentures.  During an Extension
                                        Period, interest on the Debentures
                                        will continue to accrue at the rate
                                        of      % per annum, compounded
                                        semi-annually, to the extent
                                        permitted by applicable law.  During
                                        an Extension Period, holders of
                                        Debentures will be required to
                                        include interest in their gross income
                                        for federal income tax purposes as
                                        original issue discount (OID) even
                                        though the cash payments attributable
                                        thereto
                                        have not been made.  See "Description
                                        of Debentures - Option to Extend
                                        Interest Payments Period" and
                                        "Certain Federal Income Tax
                                        Consequences - Interest Income and
                                        Original Issue Discount."

Redemption............................  The Debentures will not be redeemable prior to __________________ __,
                                        20___; thereafter, the Debentures are
                                        redeemable at the option of the
                                        Company, in whole or in part, at any
                                        time on or after _________________
                                        __, 20___ and prior to maturity upon
                                        not less than 30 nor more than 60
                                        days' notice at the redemption prices
                                        set forth herein together with
                                        accrued interest to the redemption
                                        date.  See "Description of the
                                        Debentures - Redemption."

Ratings...............................  It is expected that the Debentures will be rated "____" by Standard &
                                        Poor's Ratings Services (S&P),
                                        "____" by Moody's Investors Service,
                                        Inc. (Moody's), "____" by Fitch
                                        Investors Service, L.P. (Fitch) and
                                        "____" by Duff and Phelps Credit
                                        Rating Co. (DCR). A security rating
                                        is not a recommendation to buy, sell
                                        or hold securities and may be subject
                                        to revision or withdrawal at any time
                                        by the assigning rating organization.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ---------------------

                                  RISK FACTORS

     Prospective purchasers of the Debentures should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters.

Ranking of Subordinated Obligations

     The obligations of the Company under the Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Indebtedness of the Company. At ______, 19__, the Senior Indebtedness of the Company aggregated approximately $__________. The Indenture does not place any limitation on the amount of secured or unsecured Senior Indebtedness that may be incurred by the Company. The Indenture does not contain provisions that afford holders of Debentures protection in the event of a highly leveraged transaction involving the Company. Any such transaction, however, would require regulatory approval, and management of the Company believes such approval would be unlikely for a transaction that would result in the Company having a highly leveraged capital structure. See "Description of Debentures - Subordination."

Option to Extend Interest Payment Period; Tax Consequences

     The Company has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. The Company will covenant in the Indenture that during any Extension Period, the Company shall not (i) declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and (c) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Debentures.
Upon the termination of any Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. See "Description of Debentures - General" and "- Option to Extend Interest Payment Period."

     Should the Company defer payment of interest on the Debentures, a holder of Debentures will continue to accrue income (in the form of OID) for federal income tax purposes in respect of its Debentures. As a result, a holder of Debentures will include such interest income in gross income for federal income tax purposes in advance of the receipt of cash attributable to such interest income, and will not receive the cash related to such income if the holder disposes of the Debentures prior to the record date for interest payments with respect to such Extension Period. See "Certain Federal Income Tax Consequences - Interest Income and Original Issue Discount" and "-Sales or Redemption of Debentures."

     The Company has no current intention of exercising its right to defer payments of interest on the Debentures. However, should the Company elect to exercise such right in the future, the market price of the Debentures is likely to be adversely affected. A holder that disposes of its Debentures during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Debentures. In addition, as a result of the Company's right to defer interest payments, the market price of the Debentures may be more volatile than the market prices of other similar securities where the issuer does not have a right to defer interest payments.

                                USE OF PROCEEDS

     All of the proceeds from the sale of Debentures will be applied to redeem or repay, in accordance with their terms, certain securities previously issued by the Company, together with any costs related to the redemption or repayment thereof, or for corporate capital requirements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's consolidated ratios of earnings to fixed charges for each of the periods indicated are set forth below:

                                        12 Months
                                         Ended             Year Ended December 31,
                                       ---------, -----------------------------------------
                                          19         19     19       19      19      19
                                         ----     ------  ------   ------  ------  --------
Ratio of Earnings to Fixed Charges:

     For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent interest expense (except interest on deposits), capitalized interest, and the interest factor included in rents.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of ______, 19__, and as adjusted to give effect to the consummation of the offering of the Debentures.


                                  (Unaudited)
                                   (Millions)

                                                    As of
                                                  ---------
                                                    Actual     Pro Forma*
                                                    ------     ---------
Long Term Debt................................
Company Obligated Mandatorily Redeemable......
  Preferred Securities of Subsidiary Trust....
Preferred Stock
  Not Subject to Mandatory Redemption.........
  Subject to Mandatory Redemption.............    _________    _________

    Total Preferred Stock.....................
Common Stock Equity...........................    _________    _________

    Total Capitalization......................    =========    =========

__________________
*  Reflects the following pro forma adjustments:
   (i)  Issuance of Debentures.
   (ii) The retirement of certain of the Company's outstanding securities with the proceeds of this offering.

                           DESCRIPTION OF DEBENTURES

     The following summary of certain terms and provisions of the Debentures supplements the description of the terms and provisions of the Debentures set forth in the accompanying Prospectus under the heading "Description of Junior Subordinated Debentures" to which description reference is hereby made. This summary of certain terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement forms a part, and to the Trust Indenture Act. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein by reference.

General

     The Debentures are to be issued under an Indenture (the Indenture), between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank), as trustee (the Trustee). The Debentures will be in the aggregate principal amount equal to $______________. The Debentures will bear interest at the annual rate
of    % of the principal amount thereof, payable semi-annually in arrears on the last day of June and December of each year (each, an Interest Payment Date), commencing ________ ___, ____, to the person in whose name each Debenture is registered, subject to certain exceptions, at the close of business on the Business Day immediately preceding the relevant Interest Payment Date. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on the date such payment was originally payable. A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business. Accrued interest that is not paid on the applicable Interest Payment Date will
bear additional interest on the amount thereof at the rate per annum of    %
thereof, compounded semi-annually (to the extent permitted by applicable law). The term "interest" as used herein shall include semi-annual interest payments and interest on semi-annual interest payments not paid on the applicable Interest Payment Date, as applicable.

     The Debentures will mature on ___________, 20___ (such date, the Stated Maturity).

     The Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness (as defined below) of the Company. See "- Subordination." The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture or any existing or other indenture that the Company may enter into in the future or otherwise. See " - Subordination."

     The Indenture does not contain provisions that afford holders of Debentures protection in the event of a highly leveraged transaction involving the Company. Any such transaction, however, would require regulatory approval, and management of the Company believes such approval would be unlikely for a transaction that would result in the Company having a highly leveraged capital structure.

Option to Extend Interest Payment Period

     So long as no Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer the payment of interest at any time or from time to time for a period not exceeding 10 consecutive semi-annual periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of %, compounded semi-annually, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Debentures will be required to include interest in their gross income for federal income tax purposes as original issue discount (OID) even though cash payments attributable thereto have not been made. See
"Certain Federal Income Tax Consequences - Interest Income and Original Issue Discount."

     The Company will covenant in the Indenture that during any Extension Period, the Company shall not (i) declare or pay any dividend or distribution on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or (ii) make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures (other than (a) dividends or distributions in common stock of the Company, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and
(c) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans). Prior to the termination of any such Extension Period, the Company may further extend the Extension Period, provided that no Extension Period may exceed 10 consecutive semi-annual periods or extend beyond the Stated Maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. Upon the termination of any Extension Period, which termination shall be on an Interest Payment Date, the Company shall pay all deferred interest on the next succeeding Interest Payment Date to the persons in whose name the Debentures are registered on the Record Date for such Interest Payment Date, provided that deferred interest payable at Stated Maturity or on any redemption date will be paid to the persons to whom principal is payable. The Company must give the Trustee notice of its election of such Extension Period not less than one Business Day prior to the earlier of (i) the Record Date relating to the Interest Payment Date on which the Extension Period is to commence or relating to the Interest Payment Date on which an Extension Period that is being extended would otherwise terminate, or (ii) the date Company is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of such Debentures of the record date or the date such interest payments are payable, but in any event not less than one Business Day prior to such record date.

Redemption

     The Debentures will not be redeemable prior to _______________ __, 20__. Thereafter, the Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after ________ __, 20__ at the following redemption prices (in each case expressed in percentages of principal amount):



If Redeemed During 12 Month                                   Redemption
Period Beginning                                                 Price
---------------------------                                   ----------
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__........................................................           %
20__ and thereafter.........................................    100.000%

in each case, upon not less than 30 nor more than 60 days' notice and together with accrued interest to the redemption date.

Subordination

     In the Indenture, the Company has covenanted and agreed that any Debentures issued thereunder will be subordinated and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets of the Company upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of and premium, if any, and interest, if any, on such Senior Indebtedness before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of and premium, if any, or interest, if any, on the Subordinated Debentures; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

     In the event of the acceleration of the maturity of any Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Debentures will be entitled to receive or retain any payment in respect of the principal of or premium, if any, or interest, if any, on the Debentures; provided, however, that holders of Senior Indebtedness shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such Senior Indebtedness to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of the Company's business.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     The Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by the Company. As of ________ ___, 19__, Senior Indebtedness of the Company aggregated approximately $__________, and the Company's consolidated subsidiaries had indebtedness and other liabilities of approximately $__________ to which the Debentures would be effectively subordinated.

Defeasance and Discharge

     The Indenture provides that the Company, at the Company's option: (a) will be discharged from any and all obligations in respect of Debentures (except for certain obligations to register the transfer or exchange of the Debentures, replace stolen, lost or mutilated Debentures, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, in each case if the Company deposits, in trust with the Trustee, cash or U.S. Government Obligations or Agency Obligations (each, as defined in the Indenture) which through the payment of interest thereon and principal thereof in accordance with their terms will provide funds in an amount sufficient to pay all the principal of, and interest and premium, if any, on, the Debentures on the dates such payments are due in accordance with the terms of the Debentures.

     Under current federal income tax law, the defeasance contemplated in the clause (a) would be treated as a taxable exchange of the Debentures in which holders of the Debentures would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includible in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the federal income tax law.

     Under current federal income tax law, unless accompanied by other changes in the terms of the Debentures, the defeasance contemplated in clause (b) should not be treated as a taxable exchange.

Denominations

     The Debentures will be issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of Debentures. The statements of law and legal conclusions set forth in this summary regarding the tax consequences to the beneficial owners of Debentures (the Holders) represent the opinion of Hunton & Williams, counsel to the Company. This summary does not address all tax consequences that may be applicable to a Holder, nor does it address the tax consequences to (i) persons that may be subject to special treatment under federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (ii) persons that will hold Debentures as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iii) except with respect to the discussion under the caption "United States Alien Holders," persons whose functional currency is not the United States dollar or (iv) persons that do not hold Debentures as capital assets.

     This summary is based upon the Internal Revenue Code of 1986, as amended Treasury Regulations, Internal Revenue Service (IRS) rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting Holders.

     The authorities on which this summary is based (including authorities distinguishing debt from equity) are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the Debentures may differ from the treatment described below. No ruling has been received from the IRS regarding the tax consequences of the Debentures. Counsel's opinion regarding such tax consequences represents only counsel's best legal judgment based on current authorities and is not binding on the IRS or the courts.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF DEBENTURES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Interest Income and Original Issue Discount

     The Debentures are debt instruments for federal income tax purposes. Under recently issued Treasury Regulations (the Regulations), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount (OID). The Company believes that the likelihood of its exercising its option to defer payments of interest on the Debentures is remote. Consequently, the Debentures should not be considered to be issued with OID at the time of their original issuance, and a Holder should include in gross income interest on Debentures in accordance with such Holder's method of tax accounting.

     Under the Regulations, if the Company should actually exercise its option to defer any payment of interest, the Debentures would at that time be treated as issued with OID, and all stated interest on the Debentures would thereafter be treated as OID so long as the Debentures remained outstanding. In such event, all of a Holder's taxable interest income with respect to Debentures would be accounted for as OID on an economic accrual basis regardless of the Holder's method of tax accounting, and actual payments of stated interest would not be reported as taxable income. Consequently, a Holder would be required to include in gross income OID even though the Company would not make any cash payments during an Extension Period.

     The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

Sales or Redemption of Debentures

     Upon a sale (including redemption) of a Debenture, a Holder will recognize gain or loss equal to the difference between its adjusted tax basis in such Debenture and the amount realized on the sale (excluding any amount attributable to any accrued interest not previously included in income, which will be taxable as ordinary income). Provided that the Company does not exercise its option to defer payment of interest on the Debentures, and the Debentures are not considered to be issued with OID, a Holder's adjusted tax basis in a Debenture generally will be the Holder's purchase price, increased by any market discount included in income and reduced by any amortized Section 171 premium for such Debenture (see Market Discount and Amortizable Premium below). If the Debentures are deemed to be issued with OID as a result of the Company's deferral of any interest payment, a Holder's tax basis in a Debenture will be increased by OID previously includable in such Holder's gross income to the date of disposition and decreased by payments received on the Debenture since and including the commencement date of the first Extension Period. Such gain or loss, except to the extent of any accrued market discount, generally will be a capital gain or loss and generally will be a long-term capital gain or loss if the Debenture has been held for more than one year.

     Should the Company exercise its option to defer any payment of interest, the Debentures may trade at a price that does not accurately reflect the value of accrued but unpaid interest. As a result, and because a Holder would be required to include in income accrued but unpaid interest on Debentures and to add such amount to its adjusted tax basis, such Holder might recognize a capital loss on a sale of Debentures during an Extension Period. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

     For a summary of federal income tax consequences upon a potential defeasance of the Debentures, see "Description of Debentures--Defeasance and Discharge."

Market Discount

     A secondary market purchaser of a Debenture at a discount from the adjusted issue price (that is, the principal amount plus any accrued but unpaid OID of the Debenture) acquires such Debenture with "market discount." However, market discount will be considered to be zero if such market discount is minimal, i.e., less than the product of (A) 0.25% of the adjusted issue price of such Debenture multiplied by (B) the number of complete years to maturity of the Debenture after the date of purchase. The purchaser of a Debenture with more than a minimal amount of market discount generally will be required to treat any gain on the sale, redemption or other disposition of all or part of the Debenture as ordinary income to the extent of accrued (but not previously taxable) market discount. Market discount generally will accrue ratably during the period from the date of purchase to the maturity date of the Debenture, unless the Holder irrevocably elects to accrue such market discount on the basis of a constant interest rate.

     A Holder who has acquired a Debenture at a market discount generally will be required to defer any interest deductions attributable to any indebtedness incurred or continued to purchase or carry the Debenture, to the extent such deductions exceed interest and OID income on the Debenture. Any such deferred interest expense generally will be allowable as a deduction not later than the year in which the related market discount is recognized. As an alternative to the inclusion of market discount in income upon disposition of a Debenture, a Holder may make an election to include market discount in income as it accrues on all market discount instruments acquired by the Holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

Amortizable Premium

     A secondary market purchaser of a Debenture at a premium over the stated principal amount of the Debenture (plus accrued interest) generally may elect to amortize such premium (Section 171 premium) from the purchase date to the maturity date, under a constant yield method that reflects semi-annual compounding. Amortized Section 171 premium generally will be treated as an offset to interest income on a Debenture and not as a separate deduction. If a Debenture is deemed to be issued with OID and is acquired at a premium over its adjusted issue price, the premium will not be Section 171 premium but will be amortized as a reduction in the amount of OID includable in the Holder's income.

Backup Withholding Tax and Information Reporting

     The amount of interest paid and any OID accrued on the Debentures to Holders (other than corporations and other exempt Holders) will be reported to the IRS. Such income is to be reported to non-exempt Holders by January 31 following each calendar year. "Backup" withholding at a rate of 31% will apply to payments of interest and payments of disposition (including redemption) proceeds to a non-exempt Holder unless the Holder furnishes to the payor its taxpayer identification number, certifies that such number is correct, and meets certain other conditions. Any amounts withheld from a Holder under the backup withholding rules will be allowable as a refund or a credit against such Holder's United States federal income tax liability.

United States Alien Holders

     For purposes of this discussion, a United States Alien Holder is any corporation, individual, partnership, estate or trust that for United States federal income tax purposes is a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust. This discussion assumes that income with respect to the Debentures is not effectively connected with a trade or business in the United States in which the United States Alien Holder is engaged.

     Under current United States federal income tax law:

          (i) payments by the Company or any of its paying agents to any holder of Debentures that is a United States Alien Holder generally will not be subject to withholding or other United States federal income tax, provided that, in the case of payments with respect to interest (including
     OID), (a) the beneficial owner of the Debentures does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) the beneficial owner of the Debentures is not a controlled foreign corporation that is related to the Company through stock ownership, and (c) either (A) the beneficial owner of the Debentures certifies to the payor, under penalties of perjury, that it is a United States Alien Holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a Financial Institution) and holds the Debentures in such capacity certifies under penalties of perjury that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the payor with a copy thereof; and

          (ii) a United States Alien Holder of Debentures generally will not be subject to withholding or other United States federal income tax on any gain realized upon the sale or other disposition of Debentures.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to the Underwriters named below, and such Underwriters, for whom Lehman Brothers Inc. is acting as representative (the Representative), has agreed to purchase from the Company the principal amount of Debentures set forth opposite its name below:


                                                                   Principal
                                                                   Amount
                                                                ---------------
              Underwriter
            ---------------
Lehman Brothers Inc.....................




  Total.................................                              =========

     Under the terms and conditions set forth in the Underwriting Agreement, the Underwriters are committed to take and pay for all such Debentures offered hereby, if any are taken.

     The Underwriters propose to offer the Debentures in part directly to the public initially at the price to public set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price
less a concession of      % per Debenture.  The Underwriters may allow, and such
dealers may reallow, a concession not to exceed      % per Debenture to certain
brokers and dealers. After the Debentures are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

     The Company has agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the termination of trading restrictions on the Debentures, as communicated to the Company by the Representative, and (ii) 30 days following the Closing Date, they will not offer, sell, contract to sell or otherwise dispose of any additional securities of the Company substantially similar to the Debentures or any securities convertible into or exchangeable for or that represent the right to receive any such similar securities, without the consent of the Representative.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Representative or its affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which the Representative or its affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

     Certain United States federal income taxation matters will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

     The consolidated financial statements incorporated herein by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 19___ have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus or the accompanying Prospectus Supplement in connection with the offer made by this Prospectus and the accompanying Prospectus Supplement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. Neither the delivery of this Prospectus and the accompanying Prospectus Supplement nor any sale made hereunder and thereunder shall under any circumstance create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                           ------------------------

                             Prospectus Supplement

                                                                            Page
                                                                            ----

Prospectus Supplement Summary.............................................   S_
Risk Factors..............................................................   S_
Use of Proceeds...........................................................   S_
Ratio of Earnings to Fixed Charges........................................   S_
Capitalization............................................................   S_
Description of Debentures.................................................   S_
Certain Federal Income Tax Consequences...................................   S_
Underwriting..............................................................   S_
Legal Matters.............................................................   S_
Experts...................................................................   S_


                                   Prospectus

                                                                            Page
                                                                            ----

Available Information.....................................................   __
Incorporation of Certain Documents by Reference...........................   __
The Company...............................................................   __
Use of Proceeds...........................................................   __
Description of Junior Subordinated Debentures.............................   __
Book-Entry Issuance.......................................................   __
Plan of Distribution......................................................   __
Validity of Securities....................................................   __
Experts...................................................................   __

================================================================================

                                   $________



                               Virginia Electric
                                      and
                                 Power Company



                                    SKIS(SM)
                            __% Subordinated Capital
                               Income Securities
                         (Series __ Junior Subordinated
                              Debentures Due 20__)



                             PROSPECTUS SUPPLEMENT

                              __________ __, 19__



                                LEHMAN BROTHERS


================================================================================